EXHIBIT 99.1

[BIG LOTS! LOGO]

FOR IMMEDIATE RELEASE

Media Contact:
Keri Lucas
Director of Public Relations
614.278.7023

Big Lots, Inc. Names Executive Vice President of Merchandising

John Martin Joins Closeout Leader

COLUMBUS, OHIO (December 2, 2003) — Big Lots, America’s largest broadline closeout retailer, today announced the appointment of John C. Martin, executive vice president of merchandising. Mr. Martin will report to CEO Michael Potter.

Mr. Martin will oversee all areas of merchandising for the company including merchandise planning and allocation and will be responsible for furthering the company’s progress toward its long-term goals. “As we continue to execute on our company’s strategic initiatives including assembling a strong team of experts and building the Big Lots brand, we are attracting the best and brightest talent from within the retail industry,” said Michael J. Potter, chairman and CEO. “We’ve made significant progress in building our buying organization, dramatically improving our execution and better connecting the business with our customer. John’s proven track record of building businesses in growth environments will contribute to and build upon Big Lots’ leadership role in closeout retailing.”

With 30 years of retail expertise, Martin brings extensive knowledge and leadership in the areas of merchandising and merchandise planning and control, presentation and assortment strategy, marketing, store operations and inventory management. He most recently served as President of Garden Ridge Corporation as well as holding senior management and leadership positions with Michaels Stores as president and chief operating officer; OfficeMax Inc., as president; and as divisional merchandise manager with Federated Department Stores, Gold Circle division. Mr. Martin began his retail career as a buyer with Dollar General.

Martin started his position with Big Lots yesterday and will reside in Columbus, Ohio.

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Big Lots, Inc. (www.biglots.com) is the nation’s largest broadline closeout retailer with annual revenues exceeding $3.8 billion. Headquartered in Columbus, Ohio, Big Lots operates more than 1400 retail stores serving 45 states. Four regional distribution centers throughout the country, ranging in size from 1 million to 3 million square feet, provide the company’s stores with brand-name products from more than 3,000 manufacturers. Big Lots offers merchandise at 20 to 40 percent below most discount retailers and up to 70 percent below conventional retailers. Founded in 1967, the company employs more than 40,000 associates across the U.S. By creating excitement with brand name closeouts and bargains through a unique shopping experience, Big Lots meets the needs of customers by providing an assortment of merchandise including consumables, seasonal products, furniture and home, housewares, toys, and gifts. Big Lots is traded on the New York Stock Exchange under the symbol BLI.